Exhibit 99.1

For additional information, contact: David A. Hedges President and CEO (334) 821-9200

Press Release – July 22, 2025

Auburn National Bancorporation, Inc. Reports Second Quarter Net Earnings

Second Quarter 2025 Highlights:

•	Earnings per share increased 18% compared to 1Q 2025

•	Net interest income increased 4% compared to 1Q 2025

•	Net interest margin (tax-equivalent) increased 7 basis points to 3.27%, compared to 1Q 2025

•	Noninterest expense decreased 3% compared to 1Q 2025

•	Strong credit quality – Nonperforming assets to total assets were 0.03%

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported net earnings of $1.8 million, or $0.52 per share, for the second quarter of 2025, compared to $1.5 million, or $0.44 per share, for the first quarter of 2025, and $1.7 million, or $0.50 per share, for the second quarter of 2024. Net earnings were $3.4 million, or $0.96 per share, for the first six months of 2025, compared to $3.1 million, or $0.89 per share, for the first six months of 2024.

“Our second quarter results reflect strong credit quality and continued improvement in our net interest margin,” said David A. Hedges, President and CEO. “While loan demand has slowed, we remain optimistic that our net interest margin will continue to improve as loans and securities re-price. Once again, our capital and liquidity remain strong and we are well positioned to meet the needs of our customers,” continued Mr. Hedges.

Net interest income (tax-equivalent) was $7.4 million in the second quarter of 2025, compared to $7.1 million in the first quarter of 2025, and $6.7 million in the second quarter of 2024. The increase was due to growth in average interest-earnings assets and improvements in our net interest margin.

Net interest margin (tax-equivalent) was 3.27% in the second quarter of 2025, compared to 3.20% in the first quarter of 2025, and 3.06% in the second quarter of 2024. The increase compared to the first quarter of 2025 was primarily due to a decrease in our cost of interest-bearing deposits. The increase compared to the second quarter of 2024 was primarily due to improved yields on interest-earning assets, and a decrease in our cost of interest-bearing deposits.

Nonperforming assets were $0.3 million, or 0.03% of total assets, at June 30, 2025, compared to $0.5 million, or 0.05% at March 31, 2025, and $0.8 million, or 0.08% of total assets, at June 30, 2024.

The Company recorded a charge to provision for credit losses of $113 thousand in the second quarter of 2025, compared to a negative provision for credit losses of $10 thousand and $123 thousand, respectively, in the first quarter of 2025 and the second quarter of 2024.

At June 30, 2025, the Company’s allowance for credit losses was $7.0 million, or 1.24% of total loans, compared to $6.8 million, or 1.20% of total loans, at March 31, 2025, and $7.1 million, or 1.24% of total loans, at June 30, 2024.

Noninterest income was $0.8 million for the second quarter of 2025, compared to $0.7 million for the first quarter of 2025, and $0.9 million in the second quarter of 2024. These changes reflect fluctuations in mortgage lending income and other noninterest income.

Noninterest expense was $5.7 million for the second quarter of 2025, compared to $5.9 million for the first quarter of 2025, and $5.5 million in the second quarter of 2024. The decrease from the first quarter of 2025 was primarily related to decreases in net occupancy expense and other noninterest expense. The increase compared to the second quarter of 2024 was primarily related to routine increases in salaries and benefits expense and increases in professional fees expense.

The provision for income tax expense was $0.5 million for the second quarter of 2025, compared to income tax expense of $0.4 million for the first quarter of 2025, and income tax expense of $0.5 million for the second quarter of 2024.

The effective tax rate for the second quarter of 2025 was 20.92%, compared to 20.40% for the first quarter of 2025 and 21.50% for the second quarter of 2024. The Company’s effective income tax rate is principally affected by tax-exempt earnings from the Company’s investments in municipal securities and loans, bank-owned life insurance, and New Markets Tax Credits.

Total assets were $1.0 billion at June 30, 2025, compared to $996.8 million at March 31, 2025 and $1.0 billion at June 30, 2024. Loans, net of unearned income were $562.7 million at June 30, 2025, compared to $560.7 million at March 31, 2025 and $578.1 million at June 30, 2024. The decrease from June 30, 2024 is primarily related to the payoff of a $14.9 million loan related to one borrower. Proceeds from this loan payoff were used to repay $15.0 million of high-cost non-core funding. Total deposits were $939.9 million at June 30, 2025, compared to $910.5 million at March 31, 2025, and $946.4 million at June 30, 2024. The increase in deposits compared to March 31, 2025 was primarily due to fluctuations in reciprocal customer deposits sold through the Intrafi network. At June 30, 2025 the Company had no reciprocal deposits sold, compared to $64.7 million sold at March 31, 2025, and none at June 30, 2024. The decrease in deposits compared to June 30, 2024 was primarily related to the repayment of $15.0 million in time deposits held by the State of Alabama, partially offset by growth in both noninterest and interest-bearing demand deposits. The Company had no FHLB advances or other wholesale funding outstanding at June 30, 2025, March 31, 2025, or June 30, 2024.

At June 30, 2025, the Company’s consolidated stockholders’ equity (book value) was $86.1 million or $24.64 per share, compared to $83.1 million, or $23.79 per share, at March 31, 2025, and $75.2 million, or $21.53 per share, at June 30, 2024. The increase from March 31, 2025 was primarily driven by other comprehensive income of $2.1 million due to a decrease in unrealized losses on securities available-for-sale, net of tax, plus net earnings of $1.8 million. These increases in stockholders’ equity were partially offset by cash dividends paid of $0.9 million. Unrealized losses on our securities portfolio vary with market interest rates and do not affect our capital for regulatory capital purposes.

The Company’s tangible common equity (“TCE”) ratio or total equity to total assets ratio was 8.36% at June 30, 2025, compared to 8.34% at March 31, 2025, and 7.34% at June 30, 2024. All of the Company’s marketable securities are classified as available-for-sale. Therefore, any changes in the fair value of the Company’s securities portfolio are reflected in total equity, net of tax, under generally accepted accounting principles.

The Company paid cash dividends of $0.27 per share in the second quarter of 2025. At June 30, 2025, the Bank’s regulatory capital ratios were well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $1.0 billion. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank currently operates seven full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates a loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements with respect to our objectives, expectations, anticipations, estimates and intentions and all statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “designed,” “plan,” “point to,” “project,” “could,” “intend,” “target,” “seek” and other similar words and expressions of the future. Forward looking statements, include, without limitation, statements about future financial and operating results, costs and revenues, government policies and changes in policies, including Federal Reserve monetary and regulatory actions. Forward looking statements also include statements about economic conditions generally in our markets and which may affect us, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income or tax credits) and our mix and cost of deposits and wholesale liabilities, net interest income and margin, yields on earning assets, the market values and performance of securities held, effects of inflation and employment, including Federal Reserve monetary policies.

Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements and/or financial condition of the Company or the Bank to be materially different from future results, performance, achievements or financial condition expressed or implied by such forward-looking statements. Forward looking statements may not be realized due to numerous factors, including, without limitation, changes in employment levels, actual and expected changes in interest rates and interest rate expectations (generally and those applicable to our assets and liabilities) and the shape of the yield curve, and related changes in our asset values, especially investment securities, noninterest income, loan performance, loan deferrals and modifications, nonperforming assets, other real estate owned, provision for credit losses, including possible adjustments to the fair values of securities available for sale, charge-offs, collateral values, credit quality, asset sales, insurance claims, and market trends. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those described in the “Cautionary Note Regarding Forward-Looking Statements” and the risks and uncertainties described under “Risk Factors” and elsewhere in our annual report on Form 10-K for the year ended December 31, 2024 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, and the presentation and calculation of the efficiency ratio, a non-GAAP measure. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Similarly, the efficiency ratio is a common measure that facilitates comparability with other financial institutions. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports Second Quarter Net Earnings/page 4

Financial Highlights (unaudited)

Quarters Ended	Six months ended
(Dollars in thousands, except per share amounts)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Results of Operations
Net interest income (a)	$7,363	$7,062	$6,728	$14,425	$13,405
Less: tax-equivalent adjustment	19	17	19	36	39

Net interest income (GAAP)	7,344	7,045	6,709	14,389	13,366
Noninterest income	789	747	896	1,536	1,783

Total revenue	8,133	7,792	7,605	15,925	15,149
Provision for credit losses	113	(10)	(123)	103	211
Noninterest expense	5,702	5,880	5,519	11,582	11,194
Income tax expense	485	392	475	877	639

Net earnings	$1,833	$1,530	$1,734	$3,363	$3,105

Per share data:
Basic and diluted net earnings:	$0.52	$0.44	$0.50	$0.96	$0.89
Cash dividends declared	$0.27	$0.27	$0.27	$0.54	$0.54
Weighted average shares outstanding:
Basic and diluted	3,493,699	3,493,699	3,493,699	3,493,699	3,493,681
Shares outstanding, at period end	3,493,699	3,493,699	3,493,699	3,493,699	3,493,699
Book value	$24.64	$23.79	$21.53	$24.64	$21.53
Common stock price:
High	$25.98	$23.37	$19.25	$25.28	$21.55
Low	19.48	20.36	16.63	19.48	16.63
Period-end:	25.00	21.59	18.29	25.00	18.29
To earnings ratio (c)	13.09	x	11.42	x	101.61	x	13.09	x	101.61	x
To book value	101%	91%	85%	101%	85%
Performance ratios:
Return on average equity (annualized)	9.00%	7.83%	9.63%	8.26%	8.34%
Return on average assets (annualized)	0.74%	0.62%	0.71%	0.68%	0.64%
Dividend payout ratio	51.92%	61.36%	54.00%	56.25%	60.67%
Other financial data:
Net interest margin (a)	3.27%	3.20%	3.06%	3.24%	3.05%
Effective income tax rate	20.92%	20.40%	21.50%	20.68%	17.07%
Efficiency ratio (b)	69.95%	75.30%	72.39%	72.56%	73.70%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$302	$520	$794	$302	$794

Total nonperforming assets	$302	$520	$794	$302	$794

Net (recoveries) charge-offs	$(48)	$64	$9	$16	$(58)
Allowance for credit losses as a % of:
Loans	1.24%	1.20%	1.24%	1.24%	1.24%
Nonperforming loans	2,306%	1,298%	900%	2,306%	900%
Nonperforming assets as a % of:
Loans and other real estate owned	0.05%	0.09%	0.14%	0.05%	0.14%
Total assets	0.03%	0.05%	0.08%	0.03%	0.08%
Nonperforming loans
as a % of total loans	0.05%	0.09%	0.14%	0.05%	0.14%
Annualized net (recoveries) charge-offs
as a % of average loans	(0.03)%	0.05%	0.01%	0.01%	(0.02)%

Reports Second Quarter Net Earnings/page 5

	Quarters Ended			Six months ended
(Dollars in thousands, except per share amounts)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Selected average balances:
Securities	$240,177	$240,588	$258,228	$240,381	$262,917
Loans, net of unearned income	559,770	566,082	573,443	562,909	567,100
Total assets	990,523	987,272	978,107	988,907	977,518
Total deposits	905,227	906,805	900,673	906,011	898,862
Total stockholders’ equity	$81,447	$78,158	$72,059	$81,447	$74,503
Selected period end balances:
Securities	$239,681	$242,468	$254,359	$239,681	$254,359
Loans, net of unearned income	562,714	560,650	578,068	562,714	578,068
Allowance for credit losses	6,965	6,750	7,142	6,965	7,142
Total assets	1,029,224	996,786	1,025,054	1,029,224	1,025,054
Total deposits	939,851	910,503	946,405	939,851	946,405
Total stockholders’ equity	$86,071	$83,115	$75,209	$86,071	$75,209

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)

Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income. See “Reconciliation of GAAP to non-GAAP Measures (unaudited)” below.

(c)	Calculated by dividing period end share price by earnings per share for the previous four quarters.

Reports Second Quarter Net Earnings/page 6

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarters Ended			Six months ended
(Dollars in thousands, except per share amounts)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net interest income, as reported (GAAP)	$7,344	$7,045	$6,709	$14,389	$13,366
Tax-equivalent adjustment	19	17	19	36	39

Net interest income (tax-equivalent)	$7,363	$7,062	$6,728	$14,425	$13,405